Exhibit 99.1

Tronox Releases Selected Preliminary Fourth Quarter 2020 Financial
Results and Announces Termination of TTI Acquisition Agreement

Revenue Above Expectations; Adjusted EBITDA to Exceed Previously Issued Guidance
$300 million Discretionary Debt Repayment to be Made by End of Quarter
Increasing Annualized Dividend to $0.32 per share

Summary:

•	Released selected preliminary unaudited financial results for the quarter ending December 31, 2020:
o	Revenue expected to be $783 million(1)
o	Adjusted EBITDA expected to be $200 to $204 million(1)(2)
•	Termination of the TTI transaction agreement following rejection by the U.K. Competition and Markets Authority (“CMA”) of a remedy proposal and opening of a Phase 2 investigation
•	$300 million discretionary debt repayment to be made by the end of the quarter from cash on the balance sheet originally intended for the TTI acquisition
o	Total of $500 million in discretionary debt repayments including $200 million repayment made in December 2020
•	Increasing annualized dividend to $0.32 per share from $0.28 per share, equivalent to a 14 percent increase, effective when the normal first quarter 2021 dividend is declared
•	Well-positioned to continue participation in the recovery and demonstrate the full capabilities of Tronox’s vertically integrated portfolio

(1)	Note: The information is preliminary, based upon information available as of today and is subject to change and finalization following the completion of management’s disclosure controls process.
(2)
Refer to the tables at the end of this press release for a reconciliation to net income. Investors are cautioned that net income is not finalized and is subject to change, primarily due to the finalization of the income tax provision which would not impact Adjusted EBITDA. For this reason, earnings per share and adjusted earnings per share are not available at this time.

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STAMFORD, Conn., January 18, 2021 – Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), a leading integrated manufacturer of titanium dioxide pigment, today released selected preliminary unaudited financial results for the quarter ending December 31, 2020, and provided an update on its business, including the decision to terminate its agreement with Eramet S.A. (“Eramet”) to acquire the TiZir Titanium and Iron (“TTI”) business following the CMA’s rejection of a remedy proposal and opening of a Phase 2 investigation.

“We are disappointed with the rejection of our remedy proposal and respectfully disagree with the view taken by the CMA,” stated Jean-François Turgeon, co-Chief Executive Officer; Executive Vice President and Chief Operating Officer. “While TTI was an asset that would have furthered our vertical integration strategy, the decision to terminate the agreement reflects the fact that under the CMA’s rules, we could not have obtained regulatory approval prior to the termination date under the agreement with Eramet.  We are currently building significant momentum in the market and are already well-positioned to execute on our strategic plans with our existing portfolio today.  We will continue to leverage our vertical integration and sourcing strategy to supply our pigment feedstock requirements and remain focused on our efforts to bring the Jazan smelter online.”  Upon signing of the agreement to acquire TTI in May 2020, $18 million of funds were placed into escrow which, due to the termination of the agreement, will now be released to Eramet as a break fee.

John D. Romano, co-Chief Executive Officer; Executive Vice President, Chief Commercial and Strategy Officer, commented, “We remain confident that our vertical integration strategy will continue to provide a competitive advantage, allowing Tronox to deliver reliable, safe, quality, low-cost, sustainable tons to our customers while outperforming our TiO2 peers.  The TiO2 business continues to benefit from the global industry recovery in 2021.  With the current momentum, we are very optimistic about the short-, medium-, and long-term potential for both TiO2 and Tronox as the leading integrated supplier in the industry.’

“Consistent with our previously stated capital allocation priorities, we will be making a $300 million discretionary debt repayment before the end of the quarter from cash on the balance sheet originally intended for the TTI acquisition.  Together, with a $200 million repayment made in December 2020, Tronox will have repaid $500 million of indebtedness by the end of the first quarter bringing us closer to our total gross debt target of $2.5 billion.’

“Additionally, the Board intends to increase our annualized dividend to $0.32 per share from $0.28 per share, which equates to a 14 percent increase effective with the regular first quarter 2021 dividend.  This reflects the confidence we have in the trajectory of the recovery in the sector and in our differentiated business model and is consistent with our previously stated goal to increase dividends as business conditions permit.”

Mr. Turgeon added, “Due to the positive dynamics in the market, we delivered an even stronger fourth quarter than we previously contemplated, with sales exceeding expectations and Adjusted EBITDA coming in above our previously issued guidance.  We expect fourth quarter 2020 revenue of $783 million and Adjusted EBITDA of $200 to $204 million, our strongest Adjusted EBITDA performance since we closed the Cristal acquisition.  This performance was driven by a continued demand recovery in the fourth quarter as well as delivery on our synergy targets from the Cristal transaction.  Fourth quarter TiO2 volumes increased 8 percent sequentially and year over year while pricing remained level.  Zircon volumes were the strongest of the year, increasing 70 percent sequentially and 48 percent year over year.  We will report our full financial results as planned in mid-February.”  The selected preliminary unaudited financial results for the quarter ending December 31, 2020 are preliminary, based upon information available as of today and are subject to change and finalization based on completion of all year-end close processes.

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Mr. Romano concluded, “We remain very confident in our ability to deliver industry leading results and are well-positioned to continue our participation in the recovery and demonstrate the full capabilities of our vertically integrated portfolio.”

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About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With nearly 7,000 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit Tronox.com.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including fourth quarter 2020 results, the effects of the COVID-19 pandemic and anticipated synergies based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission (SEC). Expected fourth quarter 2020 results are subject to change and finalization based on completion of all year-end close processes.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Non-GAAP Financial Measures

Some of the information included in this release is derived from the Company’s consolidated financial information but is not presented in Company’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
RECONCILIATION OF PRELIMINARY NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31, 2020		Year Ended December 31, 2020
	Low End	High End	Low End	High End

Preliminary net income from continuing operations (U.S. GAAP)	$57	$61	$995	$999
Interest expense	49	49	189	189
Interest income	(2)	(2)	(8)	(8)
Income tax provision (benefit)	(4)	(4)	(880)	(880)
Depreciation, depletion and amortization expense	84	84	303	303
EBITDA (non-U.S. GAAP)	184	188	599	603
Share-based compensation (a)	12	12	31	31
Transaction costs (b)	5	5	14	14
Restructuring (c)	-	-	3	3
Integration costs (d)	-	-	10	10
Loss on extinguishment of debt (e)	2	2	2	2
Foreign currency remeasurement (f)	4	4	(6)	(6)
Pension curtailment gain - net (g)	(2)	(2)	(2)	(2)
Other items (h)	(5)	(5)	12	12
Adjusted EBITDA (non-U.S. GAAP)	$200	$204	$663	$667

(a) Represents non-cash share-based compensation.
(b) Represents transaction costs associated with the TTI Transaction, which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Operations.
(c) Represents amounts for employee-related costs, including severance.
(d) Represents integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents the loss in connection with the voluntary prepayment of our Term Loan Facility.
(f) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.
(g) Represents a curtailment gain due to the freezing of plan benefits partially offset by pension settlements.
(h) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.

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